UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Brandywine Realty Trust (the “Parent Company”) is the sole general partner of Brandywine Operating Partnership, L.P. (the "Operating Partnership"), and owns its assets and conducts its operations through the Operating Partnership and subsidiaries of the Operating Partnership.  The terms “we”, “us” or “our” in this Current Report refer to the Parent Company, the Operating Partnership and our subsidiaries, collectively.

Schuylkill Yards Project

On May 9, 2016, we entered into a master development agreement (the “Development Agreement”) with Drexel University, a Pennsylvania non-profit corporation (“Drexel”), that provides for our rights and obligations, as master developer, of a multi-phase, multi-component development on approximately 10.11 acres of land (the “Development Site”) owned by Drexel and adjacent to Drexel’s main campus in the University City section of Philadelphia.  We refer to the overall development, including the Development Site and four adjacent acres comprising the master planned area, as the “Schuylkill Yards Project.”

The Schuylkill Yards Project is contemplated to be developed in six phases over an approximately 20-year period, excluding extension options, and to consist of an aggregate of approximately 5.0 million of floor area ratio, or FAR, of commercial, office, educational, research, residential, and other facilities, as well as accessory green spaces.

Prior to commencement of construction of the initial facility, we will oversee master planning, including obtaining required government and third party approvals, and completing confirmatory real estate due diligence.  Thereafter, upon commencement, we or a qualifying designee will enter into a 99-year ground lease with Drexel for the portion of the Development Site where the initial facility will be constructed.  We will enter into similar ground leases with Drexel covering additional portions of the Development Site in connection with our construction of additional facilities under subsequent phases of the Schuylkill Yards Project.  We currently anticipate incurring approximately $10 million to $15 million in costs over the next 18 to 24 months, primarily to obtain zoning, land-use and other approvals and to develop park area associated with the Development Site.

We currently anticipate commencement of construction of the initial phase on or about the first half of 2018 and completion in or about the fourth quarter of 2019.  We contemplate that the initial phase will consist of a mixed-use facility containing approximately 700,000 FAR, and with office space comprising at least 60% of the FAR at such facility. As of the date of this Current Report, we have not yet finalized scope of the component or entered into construction contracts.

Actual timing and scope of subsequent phases of development will depend on timing and scope of prior phases, third party approvals and design and development-related determinations by Drexel and us.  Overall, approximately 50% of the FAR would consist of office, educational and research space, and the balance would consist of residential, retail, hospitality and parking.

We intend to fund costs to develop each development phase of the Schuylkill Yards Project through a combination of cash on hand, capital raised through one or more joint venture formations, and proceeds from the sale of other assets or debt financing, including project-specific mortgage financing.

The Development Agreement provides for rights, responsibilities and restrictions relating to all phases of the project, including but not limited to design and construction; leasing of space; involvement of third party participants; extension and termination rights; and protocols for reaching agreement on subjects customary for long-term collaborative development projects.

Our obligations under the Development Agreement are subject to extension rights, joint determinations of project suitability with Drexel and termination rights.  Our obligations are not subject to financing or leasing contingencies.  Drexel may elect to terminate the Development Agreement with respect to future phases after the seventh anniversary, in which case Drexel would be required to pay us a premium over our planning costs and a percentage of the increase in the value of the land at the Development Site, with the percentage being 100% if we have obtained all zoning approvals and 50% if we have not.  Termination would not affect our rights under ground leases that we had previously entered or our rights in and to the facilities developed or then under development at the sites under such ground leases.

Terms of the Development Agreement were determined through arm’s-length negotiation with Drexel and we have no material relationships with Drexel.  One of our Trustees, Charles P. Pizzi, serves on the board of Drexel and abstained from participation in our Board’s approval of our entry into agreements with Drexel and participation in the Schuylkill Yards Project.

Risk Factors and Forward-Looking Statements

Development projects are subject to a variety of risks and uncertainties, including but not limited to those described in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2015.  This Form 8-K contains statements that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act.  The forward-looking statements involve risks and uncertainties that could cause our actual performance or achievements to be materially different from anticipated performance or achievements expressed or implied by these forward-looking statements.  Risks and uncertainties include, but are not limited to:

•

Incurrence of construction costs in excess of our original estimates due to increases in interest rates and increased materials, labor, leasing or other costs, which could make completion of the project less profitable because market rents may not increase sufficiently to compensate for the increase in construction costs.

•

Inability to obtain, or delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to revise or abandon our activities entirely with respect to one or more components of the project and, in such event, we would not recover, and would be required to write-off, costs we had capitalized in the development.

•	Inability to complete construction and/or leasing of one or more components of the project on schedule or at all.
•

Suspension of a development component after construction has begun due to changes in economic conditions or other factors, which would result in the write-off of costs, payment of additional costs or increases in overall costs if and when the development component is restarted.

•	Inability to obtain financing for one or more components of the project on favorable terms or at all.
•

Inability to lease and maintain occupancy at developed properties at rental rates at least equal to rates projected at the time construction commenced, which would reduce the profitability of our investment.

•	Incurrence of operating expenses in excess of our original estimates, which would reduce the profitability of our investment.
•

Disagreements with Drexel or one or more third parties with whom we partner in the development of one or more of the development components, which would restrict our ability to act exclusively in our own interests.

•	Failure of one or more third parties with whom we partner to fulfill obligations to us, which could result in delays and increased costs to us associated with finding a suitable replacement partner.

Additional information concerning these and other risk and uncertainties is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 and other SEC filings that we make from time to time.  All subsequent written and oral forward-looking statements concerning us and Schuylkill Yards Project are expressly qualified in their entirety by the cautionary statements above.  All forward-looking statements included in this Form 8-K are based upon information available to us as of the filing date of this Form 8-K, and we undertake no obligation to update or revise any of these forward-looking statements for any reason, whether as a result of new information, future events or otherwise after the date of this Form 8-K, except as required by law.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Date: May 13, 2016